RESIGNATION


         I, Scott Sherman, President, Secretary and a director of SRM Networks, Inc., a Nevada corporation ("Corporation"), hereby tender and submit my resignation as President, Secretary and a director of the Corporation; such resignations to be effective on the 21st day of February, 2002.


                                    /s/ Scott Sherman
                                    ------------------------------
                                    Scott Sherman